UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2015

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive Spring, Texas	77389
(Address of principal executive offices)	(Zip Code)

(832) 796-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

On April 15, 2015, Southwestern Energy Company (the “Company”) repaid all amounts outstanding under the $500,000,000 unsecured two-year Term Loan Credit Agreement, dated as of December 19, 2014, among the Company, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, and various lenders, the terms of which are described in the Company’s Current Report on Form 8-K filed on December 23, 2014, using the net proceeds of the sale of its gathering assets located in northeastern Pennsylvania and borrowings under its revolving credit facility.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On April 10, 2015, the Company completed the previously announced sale of its gathering assets located in northeastern Pennsylvania described in the press release issued by the Company on March 19, 2015 and attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 19, 2015. Net proceeds of the sale were approximately $488.3 million, which amount includes a previously paid deposit and is subject to customary post-closing purchase price adjustments.

The information in this Item 7.01 and the referenced exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: April 15, 2015	By:	/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer